Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated July 20, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89233P5D4

Principal Amount (in Specified Currency): $34,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%
Initial Trade Date: July 18, 2011
Original Issue Date: July 21, 2011
Stated Maturity Date: July 19, 2013
Initial Interest Rate: Three month LIBOR determined on July 19, 2011 plus 0.23%, accruing from July 21, 2011
Interest Payment Dates: The 19th of each January, April, July and October, commencing on October 19, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $33,979,600
Agents:  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch")
        RBC Capital Markets , LLC ("RBC")
Merrill Lynch's Discount or Commission: 0.06%
Merrill Lynch's Capacity:
[  ] Agent
[X] Principal
RBC's Discount or Commission: 0.06%
RBC's Capacity:
[  ] Agent
[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Spread (+/-):  +0.23%
Spread Multiplier:  N/A

Maximum Interest Rate:   N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: October 19, 2011
Interest Rate Reset Period: Quarterly
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days:     New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 10, 2009, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and TFSS USA, Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch $25,000,000 principal amount of the Notes (the “Merrill Lynch Notes”) at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated November 15, 2010, and the Appointment Agreement Confirmation dated July 20, 2011 (collectively, the “RBC Appointment Agreement”), between TMCC and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $9,000,000 principal amount of the Notes (the “RBC Notes”) at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement and the RBC Appointment Agreement, the obligations of Merrill Lynch and RBC to purchase the Merrill Lynch Notes and the RBC Notes, respectively, are several and not joint, and in the event of a default by either of Merrill Lynch or RBC, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement and the RBC Appointment Agreement, each of Merrill Lynch and RBC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.